Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VERA THERAPEUTICS, INC.

The undersigned hereby certifies that:

1. The name of this corporation is Vera Therapeutics, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on May 12, 2016 under the name CDF Therapeutics, Inc.

2. He is the duly elected and acting Chief Executive Officer of this corporation.

3. The Third Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

* * *

FIRST: The name of this corporation is Vera Therapeutics, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is (i) 273,986,920 shares of Class A Common Stock, $0.001 par value per share (“Class A Common Stock”), (ii) 21,593,607 shares of Class B Common Stock, $0.001 par value per share (“Class B Common Stock” and collectively with the Class A Common Stock, the “Common Stock”), and (iii) 182,772,372 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

Upon the acceptance of this Fourth Amended and Restated Certificate of Incorporation (this “Restated Certificate”) for filing with the Secretary of State of the State of Delaware (the time of acceptance shall be referred to herein as the “Effective Time”), each share of Common Stock of the Corporation outstanding immediately prior to the Effective Time shall, without any further action by any stockholder, be reclassified as, and shall become, one share of Class A Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Corporation’s Common Stock shall, from and after the Effective Time, be deemed to represent the same number of shares of Class A Common Stock, without the need for surrender or exchange thereof.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Class A Common Stock and Class B Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Class A Common Stock and/or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or the number of shares thereof reserved for issuance pursuant to Section 1.7(b) of the Series C Preferred Stock Purchase Agreement between the Corporation and the purchasers thereunder dated on or about the Original Issue Date (as amended, modified of supplemented from time to time, the “Purchase Agreement”)) by the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock and Common Stock, voting together as a single class on an as-converted basis, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Restated Certificate), which majority holders must include at least three of Abingworth, Fidelity, Longitude and Sofinnova (each as defined below).

Except as otherwise required by law, holders of Class B Common Stock shall not be entitled to vote on any matter, including any matter on which the holders of Class A Common Stock or Preferred Stock shall be entitled to vote, and shares of Class B Common Stock shall not be included in determining the number of shares of Common Stock voting or entitled to vote on any such matters. Shares of Class B Common Stock shall not be certificated, but shall instead be held in book-entry form on the books and records of the Corporation.

Except as expressly set forth in this Article Fourth with respect to voting rights only, the Class B Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class A Common Stock. If the Corporation in any manner subdivides or combines the shares of Class A Common Stock, then the shares of Class B Common Stock will be subdivided or combined in the same proportion and manner, and if the Corporation in any manner subdivides or combines the shares of Class B Common Stock, then the outstanding shares of Class A Common Stock will be subdivided or combined in the same proportion and manner.

3. Section 16 Limitation Matters. Subject to the terms of this Section 3, shares of Class B Common Stock shall be convertible into a corresponding number of Class A Common Stock upon written notice by the holder thereof. Any capitalized but undefined term used in this Section 3 shall have the meaning ascribed to such term in the Purchase Agreement.

3.1 Notwithstanding anything to the contrary herein (but subject to Section 3.2), no holder of Class B Common Stock shall be entitled to receive, and the Corporation shall not deliver to any such holder, any Class A Common Stock upon conversion of the Class B Common Stock to the extent (but only to the extent) that, after such receipt, such converting holder and its Affiliates (together, the “Related Holders”) would beneficially own in the aggregate, directly or indirectly, shares of Class A Common Stock in excess of 9.9% of such shares outstanding at such time (the “Section 16 Limitation”). For avoidance of doubt, in the event that the Related Holders beneficially own in the aggregate, directly or indirectly, shares of Class A Common Stock in excess of the Section 16 Limitation without taking into account the conversion of Class B Common Stock, then none of the Class B Common Stock shall be convertible until such time as the Related Holders no longer beneficially own in the aggregate, directly or indirectly, shares of Class A Common Stock in excess of the Section 16 Limitation. Any conversion notice provided by a converting holder under this Section 3 shall constitute the converting holder’s acknowledgement and confirmation to the Corporation that (i) the acquisition of the shares of Class A Common Stock sought in the conversion notice will not result in Related Holders becoming in the aggregate, directly or indirectly, the beneficial owner of more shares of Class A Common Stock than permitted by the Section 16 Limitation and (ii) any Class A Common Stock to which the Electing Holder would be entitled but for the Section 16 Limitation will remain Class B Common Stock. Any purported delivery of shares of Class A Common Stock upon conversion of Class B Common Stock shall be void ab initio and shall have no effect to the extent (but only to the extent) that such delivery would result in the Related Holders becoming in the aggregate, directly or indirectly, the beneficial owner of more shares of Class A Common Stock than permitted by the Section 16 Limitation. Before any holder shall be entitled to exchange any shares of such Class B Common Stock pursuant to this provision, such holder shall give written notice to the Corporation at its principal corporate office, of the election to exchange the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to the Electing Investor, or to the nominee or nominees of such holder, a certificate or certificates (unless shares of Class A Common Stock are then maintained in book-entry form) for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such exchange shall be deemed to have been made immediately prior to the close of business on the date of such written notice, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such exchange shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is exchanged pursuant to this Section 3.1 shall be retired by the Corporation and shall not be available for reissuance. Within two (2) business days of any request by a holder of Class B Common Stock, the Corporation shall inform such holder in writing of the then current number of outstanding shares of Class A Common Stock and Class B Common Stock.

3.2 Any shares of Class B Common Stock shall be exchanged for a corresponding number of fully paid and nonassessable shares of Class A Common Stock immediately upon request following a Non-Affiliate Transfer. A “Non-Affiliate Transfer” shall mean a transfer of shares of Class B Common Stock to any Person that is not an Affiliate of a holder of the Class B Common Stock immediately following the issuance thereof. The Corporation shall, upon the request of each such holder and a certification from such transferee holder of such holder’s non-affiliation with the original holder of such Class B Common Stock, issue and deliver to such holder new certificates (unless shares of Class A Common Stock are then maintained in book-entry form) representing such non-Affiliate holder’s shares of Class A Common Stock. Such exchange shall be deemed to have been made immediately prior to the close of business on the date of such request and certification, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such exchange shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is exchanged pursuant to this section shall be retired and canceled by the Corporation and shall not be available for reissuance.

B. PREFERRED STOCK

Of the Preferred Stock authorized by this Restated Certificate, 1,010,456 shares are hereby designated as Series Seed Preferred Stock (“Series Seed Preferred Stock”), 1,787,640 are hereby designated as Series Seed-1 Preferred Stock (“Series Seed-1 Preferred Stock”), 6,120,111 shares are hereby designated as Series A Preferred Stock (“Series A Preferred Stock”), 5,097,566 shares are hereby designated as Series B Preferred Stock (“Series B Preferred Stock”, and together with the Series Seed Preferred Stock, Series Seed-1 Preferred Stock and Series A Preferred Stock, the “Junior Preferred Stock”), 168,756,599 shares are hereby designated as Series C Preferred Stock (“Series C Preferred Stock”). The rights, preferences, privileges, and restrictions granted to and imposed on the Series Seed Preferred Stock, Series Seed-1 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are as set forth below in Part B of this Article Fourth. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth. For the purposes of this Restated Certificate, the term “Abingworth” shall mean Abingworth Bioventures 8 LP and its affiliates, the term “Fidelity” shall mean the holders of a majority of the shares of Series C Preferred Stock held by the holders that are advisory or subadvisory clients of Fidelity Management & Research Company LLC or its affiliates, the term “Longitude” shall mean Longitude Venture Partners IV, L.P. and its affiliates, and the term “Sofinnova” shall mean Sofinnova Venture Partners X, L.P. and its affiliates.

1. Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Restated Certificate) the holders of Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of such Preferred Stock in an amount at least equal to (a) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share as would equal the product of (i) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (ii) the number of shares of Common Stock issuable upon conversion of such share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (b) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share determined by (i) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (ii) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. The “Original Issue Price” shall mean (a) for Series Seed Preferred Stock, $1.0094625 per share, (b) for Series Seed-1 Preferred Stock, $1.9187375 per share, (c) for Series A Preferred Stock, $2.1463 per share, (d) for Series B Preferred Stock, $4.2926 per share and (e) for Series C Preferred Stock, $0.5918 per share, in the case of (a), (b), (c), (d) and (e) each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable series of Preferred Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Series C Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event (as defined below), out of the consideration payable to stockholders in such Deemed Liquidation Event or the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Junior Preferred Stock or Common Stock, or any other class or series of equity securities of the Corporation ranking junior to the Series C Preferred Stock with respect to liquidation, by reason of their ownership thereof, an amount per share equal to one times (1x) the Original Issue Price of Series C Preferred Stock, plus any dividends declared but unpaid thereon (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Preference Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Preferential Payments to Holders of Junior Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and after payment in full of the Series C Preference Amount, the holders of shares of Junior Preferred Stock then outstanding shall be entitled, on a pari passu basis, to be paid out of the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, out of the remaining consideration payable to stockholders in such Deemed Liquidation Event or Available Proceeds, as applicable, before any payment shall be made to the holders of Common Stock, or any other class or series of equity securities of the Corporation ranking junior to the Junior Preferred Stock with respect to liquidation, by reason of their ownership thereof, an amount per share equal to the greater of (i) one times (1x) the applicable Original Issue Price of such series of Junior Preferred Stock, plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of such series of Junior Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Junior Preferred Liquidation Amount”, and together with the Series C Preference Amount, the “Preferred liquidation Amounts”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, and after payment of the Series C Preference Amount, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Junior Preferred Stock the full amount to which they shall be entitled under this Subsection 2.2 the holders of shares of Junior Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.3 Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all Preferred Liquidation Amounts, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Subsection 2.1 and 2.2 or the remaining Available Proceeds, as applicable, shall be distributed among the holders of the shares of Series C Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all shares of Series C Preferred Stock as if they had been converted to Common Stock pursuant to the terms of Section 4 immediately prior to such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event.

2.4 Deemed Liquidation Events.

2.4.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, which majority holders must include at least three of Abingworth, Fidelity, Longitude and Sofinnova (the “Requisite Holders”), elect otherwise:

(a) a merger or consolidation in which

(i) the Corporation is a constituent party or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least 50%, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation;

provided, however, that any sales of the Corporation’s capital stock done for bona fide capital raising purposes shall not be a Deemed Liquidation Event.

2.4.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.4.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2 and 2.3.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.4.1(a)(ii) or 2.4.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the Requisite Holders so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation, including a majority of the Preferred Directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share determined in accordance with the provisions of Section 2. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem each holder’s shares of Preferred Stock (or, if applicable, a portion thereof) to the fullest extent of such Available Proceeds in accordance with the provisions of Section 2, and shall redeem the remaining shares in accordance with the provisions of Section 2 as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 2.4.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

(c) To the extent that (i) the consideration payable to the stockholders of the Corporation in a Deemed Liquidation Event includes shares of a class of voting capital stock of any successor or parent corporation that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and (ii) at the time of the consummation of such Deemed Liquidation Event, there are one or more Electing Investors (as defined in the Purchase Agreement), then, as a condition to the effectiveness of such Deemed Liquidation Event, the Merger Agreement (or such other agreement to effect such Deemed Liquidation Event) shall provide that the consideration payable to the Electing Investor shall be subject to, and comply with, the Limitation (as defined in the Purchase Agreement), mutatis mutandis, such that no Electing Investor would, after consummation, become in the aggregate, directly or indirectly, the beneficial owner(s) of more than the Limitation of such class of voting stock of such successor or parent corporation, with the balance of any shares to be issued in non-voting stock that is convertible into voting stock of such successor or parent corporation with appropriate conversion limitations. The term “beneficial owner” (and its correlates “beneficially own” and “beneficial ownership”) shall have the meaning given such terms in Section 13(d) of the Exchange Act.

2.4.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders pursuant to the Deemed Liquidation Event by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation, including a majority of the Preferred Directors.

2.4.4 Allocation of Escrow and Contingent Consideration. If, upon any Deemed Liquidation Event, any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement governing such Deemed Liquidation Event will provide that (A) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) will be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2 and 2.3 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (B) any additional consideration that becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies will be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2 and 2.3 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter (as reduced pursuant to the Limitation of any Electing Investor as applicable). Except as provided by law or by the other provisions of this Restated Certificate, holders of Preferred Stock shall vote, on an as-converted basis, together with the holders of Common Stock as a single class.

3.2 Election of Directors. The holders of the Corporation’s capital stock shall be entitled to elect directors as follows:

3.2.1 The holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect three directors of the Corporation (the “Preferred Directors”).

3.2.2 The holders of record of the shares of Class A Common Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Common Director”).

3.2.3 The holders of record of the shares of Class A Common Stock and Preferred Stock, voting together on an as-converted basis, shall be entitled to elect any other remaining directors authorized by the Corporation.

3.2.4 Any director elected as provided in the preceding Subsections 3.2.1 through 3.2.3 may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the classes or series of capital stock and the person(s) entitled to elect or designate such director or directors (the “Designating Party(ies)”), given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

3.2.5 If the applicable Designating Parties fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting as set forth in this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the appropriate Designating Party(ies) elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of this Corporation other than by the Designating Party(ies), voting as set forth in this Section 3.2.

3.2.6 At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director; provided that such majority holders must include at least three of Abingworth, Fidelity, Longitude and Sofinnova with respect to the Series C Preferred Stock.

3.2.7 Except as otherwise provided in this Subsection 3.2 or the Bylaws of this Corporation, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series.

3.3 Preferred Stock Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the Requisite Holders, given in writing or by vote at a meeting, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

3.3.1 (a) reclassify, alter or amend any existing security of the Corporation that is pari passu with any series of Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends, voting rights or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to any series of Preferred Stock in respect of any such right, preference, or privilege or (b) reclassify, alter or amend any existing security of the Corporation that is junior to any series of Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends, voting rights or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with any series of Preferred Stock in respect of any such right, preference or privilege;

3.3.2 purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (a) redemptions of or dividends or distributions on any series of Preferred Stock as expressly authorized herein, (b) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof or (c) as approved by the Board of Directors, including a majority of the Preferred Directors;

3.3.3 increase or decrease the authorized number of shares of Preferred Stock or any series of Preferred Stock or Common Stock or any additional class or series of capital stock;

3.3.4 create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to each series of Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

3.3.5 amend, alter or repeal (whether by merger, consolidation, operation of law or otherwise) any provisions of this Restated Certificate or the Bylaws of the Corporation;

3.3.6 liquidate, dissolve or wind-up the business and affairs of the Corporation or effect any merger or consolidation or any other Deemed Liquidation Event;

3.3.7 create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $250,000, unless approved by the Board of Directors, including a majority of the Preferred Directors;

3.3.8 create, or hold capital stock in, any subsidiary, or cause any subsidiary to issue equity interests, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

3.3.9 increase or decrease the authorized number of directors constituting the Board of Directors;

3.3.10 increase the number of shares authorized for issuance under any existing equity incentive plan or create any new equity incentive plan;

3.3.11 authorize, cause or permit any subsidiary to take any of the foregoing actions; or

3.3.12 amend this Section 3.3.

3.4 Series C Preferred Stock Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification or otherwise, do any of the following without (in addition to any other vote required by law or the Restated Certificate) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series C Preferred Stock, voting as a separate class, which majority holders must include at least three of Abingworth, Fidelity, Longitude and Sofinnova, given in writing or by vote at a meeting, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

3.4.1 increase or decrease the authorized number of shares of Series C Preferred Stock;

3.4.2 alter any provision of this Restated Certificate or the Bylaws of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of the Series C Preferred Stock;

3.4.3 amend the definition of “Requisite Holders” or its use in any provision herein; or

3.4.4 amend this Section 3.4.

4. Optional Conversion. The holders of Preferred Stock shall have conversion rights as follows:

4.1 Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Class A Common Stock (or, if requested by an Electing Investor in accordance with the Purchase Agreement, Class B Common Stock), as is determined by dividing the applicable Original Issue Price by the applicable Preferred Stock Conversion Price (as defined below) in effect at the time of conversion; provided that such holder may waive such option to convert upon written notice to the Corporation. The “Preferred Stock Conversion Price” for each share of Preferred Stock shall initially be equal to the Original Issue Price applicable to such share. Each such initial Preferred Stock Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation, including a majority of the Preferred Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of nth shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when any series of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate. Before taking any action that would cause an adjustment reducing a Preferred Stock Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Preferred Stock Conversion Price.

4.3.3 Effect of Conversion. All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to any Preferred Stock Conversion Price shall be made for any declared but unpaid dividends on Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Preferred Stock Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.43 below, deemed to be issued) by the Corporation after the Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on any series of Preferred Stock;

(ii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation, including a majority of the Preferred Directors;

(iv) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v) shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation, including a majority of the Preferred Directors;

(vi) shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of the Corporation, including a majority of the Preferred Directors;

(vii) shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Corporation, including a majority of the Preferred Directors;

(viii) shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Corporation, including a majority of the Preferred Directors; or

(ix) shares of Series C Preferred Stock.

4.4.2 No Adjustment of Preferred Stock Conversion Price. No adjustment in the Preferred Stock Conversion Price for a series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the then outstanding shares of such series of Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock; provided that such majority holders must include at least three of Abingworth, Fidelity, Longitude and Sofinnova with respect to the Series C Preferred Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities that are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Preferred Stock Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Preferred Stock Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Preferred Stock Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Preferred Stock Conversion Price to an amount that exceeds the lower of (i) the Preferred Stock Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Preferred Stock Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Preferred Stock Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Preferred Stock Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any =exercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Preferred Stock Conversion Price pursuant to the terms of Subsection 4.4.4, the Preferred Stock Conversion Price shall be readjusted to such Preferred Stock Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Preferred Stock Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Preferred Stock Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Preferred Stock Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of the Preferred Stock Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time or from time to time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Preferred Stock Conversion Price for the Series C Preferred Stock in effect immediately prior to such issue, then the applicable Preferred Stock Conversion Price for each series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest ten-thousandth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B)÷(A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Preferred Stock Conversion Price for such series of Preferred Stock in effect immediately after such issue of Additional Shares of Common Stock

(b) “CP1” shall mean the Preferred Stock Conversion Price for such series of Preferred Stock in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “CP3” shall mean the Preferred Stock Conversion Price for the Series C Preferred Stock in effect immediately prior to such issue of Additional Shares of Common Stock;

(d) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(e) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP3 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP3); and

(f) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation, including a majority of the Preferred Directors; and

(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation, including a majority of the Preferred Directors.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i) The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Preferred Stock Conversion Price pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Preferred Stock Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Preferred Stock Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Preferred Stock Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Preferred Stock Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Preferred Stock Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Preferred Stock Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Preferred Stock Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.4, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation, including a majority of the Preferred Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Preferred Stock Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock. For the avoidance of doubt, nothing in this Subsection 4.8 shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 4.8 be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Preferred Stock Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Preferred Stock Conversion Price then in effect, and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property that then would be received upon the conversion of Preferred Stock.

4.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten days prior to the record date or effective date for the event specified in such notice.

4.11 Beneficial Ownership Limitations. Any capitalized but undefined term used in this Section 4.11 shall have the meaning ascribed to such term in the Purchase Agreement. Notwithstanding anything to the contrary herein, no Electing Investor shall be entitled to receive, and the Corporation shall not deliver to the Electing Investor, shares of Class A Common Stock upon conversion of the Series C Preferred Stock to the extent (but only to the extent) that, after such receipt, such converting Electing Investor would beneficially own shares of Class A Common Stock in excess of the Limitation (such shares above the Limitation, the “Excess Securities”), and in lieu of the Excess Securities, the Corporation shall deliver to the Electing Investor the number of shares of Class B Common Stock equal to the number of the Excess Securities in book-entry form. Any conversion notice provided by a converting Electing Investor under Section 4.3 shall constitute the converting Electing Investor’s acknowledgement and confirmation that (i) after the acquisition of the shares of Class A Common Stock sought in the conversion, such Electing Investor will not be in the aggregate, directly or indirectly, the beneficial owner of more shares of Class A Common Stock than permitted by the Limitation and (ii) any Excess Securities to which the Electing Holder would otherwise be entitled will be satisfied solely by the delivery of Class B Common Stock equal to the number of such Excess Securities. Any purported delivery of shares of Class A Common Stock upon conversion of Series C Preferred Stock shall be void ab initio and shall have no effect to the extent (but only to the extent) that such delivery would result in the converting Electing Investor becoming in the aggregate, directly or indirectly, the beneficial owner of more shares of Class A Common Stock than permitted by the Limitation, it being understood that the Corporation shall only deliver shares of Class B Common Stock to the Electing Investor on account of any Excess Securities. Within two (2) business days of any request by a holder of Series C Preferred Stock, the Corporation shall inform such holder in writing of the then current number of outstanding shares of Class A Common Stock and Class B Common Stock.

4.12 Special Series C Preferred Stock Conversion Price Adjustment.

4.12.1 Upon the occurrence of the Primary Adjustment Trigger (as defined in the Investors’ Rights Agreement (as defined in the Purchase Agreement)), the Preferred Stock Conversion Price for the Series C Preferred Stock in effect immediately prior to the Primary Adjustment Trigger shall be reduced to $0.4739.

4.12.2 Upon the occurrence of the Secondary Adjustment Trigger (as defined in the Investors’ Rights Agreement), the Preferred Stock Conversion Price for the Series C Preferred Stock in effect immediately prior to the Secondary Adjustment Trigger shall be reduced to $0.4631.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) the closing of the first sale of shares of Common Stock to the public, at a price per share equal to at least $1.7754 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering, resulting in at least $50,000,000 of gross proceeds to the Corporation and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange of equal stature, including, without limitation, the Alternative Investment Market of the London Stock Exchange, or such other exchange or marketplace approved by the Board of Directors, including a majority of the Preferred Directors (a “Qualified IPO”), or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Class A Common Stock (except to the extent provided in Subsection 5.3), at the then effective conversion rate as calculated pursuant to Subsection 4.1 and (ii) such shares of Preferred Stock may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

5.3 Beneficial Ownership Limitation. Notwithstanding anything to the contrary herein, in connection with any mandatory conversion pursuant to this Section 5, no Electing Investor shall be entitled to receive, and the Corporation shall not deliver to the Electing Investor, any shares of Class A Common Stock to the extent (but only to the extent) that the Electing Investor would beneficially own any Excess Securities, and in lieu of the Excess Securities, the Corporation shall deliver to the Electing Investor the number of shares of Class B Common Stock equal to the number of the Excess Securities in book-entry form. Any purported delivery of shares of Class A Common Stock upon conversion of Series C Preferred Stock shall be void ab initio and shall have no effect to the extent (but only to the extent) that, after such delivery, the converting Electing Investor would be in the aggregate, directly or indirectly, the beneficial owner of more shares of Class A Common Stock than permitted by the Limitation, it being understood that the Corporation shall only deliver shares of Class B Common Stock to the Electing Investor on account of any Excess Securities. Within two (2) business days of any request by a holder of Series C Preferred Stock, the Corporation shall inform such holder in writing of the then current number of outstanding shares of Class A Common Stock and Class B Common Stock.

6. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

7. Waiver. Except as otherwise set forth in this Restated Certificate, any of the rights, powers, preferences and other terms of the Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Series Seed Preferred Stock or Series Seed-1 Preferred Stock set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of such series of Preferred Stock then outstanding; provided that such majority holders must include at least three of Abingworth, Fidelity, Longitude and Sofinnova with respect to the Series C Preferred Stock. Any provision in this Restated Certificate (i) related to the limitation on the conversion of an Electing Investor’s Series C Preferred Stock into shares of Class A Common Stock and the issuance of Class B Common Stock in lieu thereof, (ii) related to the conversion of Class B Common Stock into Class A Common Stock (including the limitation on any such conversion), or (iii) related to the limitation on the issuance to an Electing Investor of a class of voting capital stock of any successor or parent corporation that is subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act in connection with a Deemed Liquidation Event and the issuance of such other corporation’s non-voting securities in lieu thereof, in each case in accordance with this Restated Certificate, may not be amended, modified or waived without the consent of (x) each Electing Investor for so long as such Electing Investor either owns Class B Common Stock or Preferred Stock and (y) each other holder of Class B Common Stock.

8. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by this Restated Certificate or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Restated Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law. Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Restated Certificate, the affirmative vote of the Requisite Holders will be required to amend or repeal, or to adopt any provisions inconsistent with this Article Eleventh.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

THIRTEENTH: For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Restated Certificate from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board (in addition to any other consent required under this Restated Certificate), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero.

* * *

4. The foregoing amendment and restatement was approved by Board of Directors of the corporation and the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

5. This Fourth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Third Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

This Fourth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on October 27, 2020.

By:	/s/ Marshall Fordyce
Marshall Fordyce
Chief Executive Officer

[Signature Page to 4th A&R Certificate of Incorporation]